Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 14, 2018, with respect to the statements of revenues and direct operating expenses of Vendera Resources II, LLC and its affiliates contained in the Registration Statement and Prospectus of Remora Royalties, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

July 13, 2018